Exhibit 10.9

SUBLEASE

THIS SUBLEASE (the “Sublease”) is made as of August 25, 2020 (the “Effective Date”), by and between ADURO BIOTECH, INC., a Delaware corporation (“Sublandlord”), and PERFECT DAY, INC., a Delaware corporation (“Subtenant”).

ARTICLE 1 - GENERAL

1.1Master Lease.  Seventh Street Properties VII, LLC, a California limited liability company (“Master Landlord”), and Sublandlord, as Tenant, are parties to that certain Office/Laboratory Lease dated as of September 11, 2015 (the “Original Master Lease”), as amended by that certain First Amendment to Lease dated April 26, 2016 (the “First Amendment”), and that certain letter agreement dated June 30, 2016 (collectively, the “Master Lease”), pursuant to which Sublandlord is leasing from Master Landlord, and Master Landlord is leasing to Sublandlord, certain premises currently consisting of the rentable square feet of the first (1st) through fourth (4th) floors (the “Premises”) of that certain building located at 740 Heinz Avenue, Berkeley, California (the “Building”). The Premises contain approximately 112,088. rentable square feet. A redacted copy of the Master Lease is attached hereto as Exhibit A.

1.2Capitalized Terms.  All capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Master Lease.

1.3Sublease Term.  As used herein, subject to receipt of the Consent (as  defined in Section 2.3 below), the term of the Sublease for each Suite (as defined in Section 2.2.1 below) (the “Sublease Term” for each such Suite) shall commence on the Delivery Date (as defined in Section 2.2.4 below) with respect to each Suite, and shall expire on December 31, 2029 (the “Sublease Expiration Date”), unless terminated sooner as hereinafter provided.

ARTICLE 2 - DEMISE OF SUBLEASE PREMISES

2.1Demise.  Under and subject to the provisions, covenants and agreements contained herein and in the Master Lease (subject to Sections 4.1 through 4.3 below), Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the entire Premises (the “Sublease Premises”) for the Sublease Term.  The rentable square footage of the Sublease Premises is hereby stipulated by Sublandlord and Subtenant to be 112,088 (broken down among the various Suites as specified in Section 2.2.1) and shall not be subject to any re-measurement.

2.2Delivery.

2.2.1.Sublandlord anticipates delivering possession of the various suites comprising the Sublease Premises (each, a “Suite”), which Suites are identified on the floor plans attached hereto as Exhibit B, to Subtenant as follows:

Suite	Rentable Square Feet	Anticipated Delivery Date
Suite 100	14,410	September 15, 2022
Suite 110 (except Room 127, which shall be delivered as set forth below)	5,834	See Section 2.2.3 below
Suite 120	1,436	August 1, 2020
Suite 130	1,359	August 1, 2020
Suite 200	16,044	See Section 2.2.3 below
Suite 220	15,102	March 1, 2021
Suite 300	29,554	August 1, 2020
Suite 400	28,349	Between October 1, 2020 and October 31, 2020*
Room 127	None separately allocated	Between October 1, 2020 and October 31, 2020*

*Sublandlord shall provide two (2) weeks’ prior written notice of the delivery date for Suite 400 and Room 127, but in all events Sublandlord shall deliver Suite 400 and Room 127 on or before October 31, 2020.

2.2.2.Anticipated Delivery Date.  Each of the “Anticipated Delivery Dates” for the Suites described above is referred to herein as the “Anticipated Delivery Date” for the applicable Suite, subject to Section 2.2.4 below.  Subtenant acknowledges that certain Suites are currently occupied by other subtenants (the “Existing Subtenants”) pursuant to sublease agreements (each, an “Existing Sublease”).  The Anticipated Delivery Date for each Suite is an estimated date based on the scheduled date of natural expiration of the Existing Subleases; provided, however, that the Anticipated Delivery Date for each of Suite 120, 130 and Suite 300 shall be the later of (i) August 1, 2020, and (ii) receipt of the Consent as set forth in Section 2.3 below.

2.2.3.Delivery of Suite 110 and Suite 200.  Sublandlord (and/or one or more of its affiliates or designees) shall have the right to continue to occupy each of Suite 110 and Suite 200 (or both, for clarity) until December 31, 2021; provided, however, that Sublandlord may elect to Deliver either or both of such Suites to Subtenant prior to December 31, 2021.  Subtenant shall provide written notice of such election to Subtenant on or before October 31, 2020.

2.2.4.Delivery Date; Condition.  The date of actual delivery of each Suite is referred to herein as the “Delivery Date” with respect to such Suite, and such delivery is referred to herein as “Delivery”.  Subtenant shall accept each Suite in its current AS-IS condition, except that Sublandlord shall tender possession of the Sublease Premises in vacant, broom clean condition and deliver the Furniture (as defined below). The Delivery Date for the common areas of the Building shall be the first Delivery Date under this Sublease.

2.2.5.Delay in Delivery.  Subtenant acknowledges that Sublandlord will not be able to Deliver any Suites which are, as of the Effective Date, occupied or leased by an existing subtenant, until the current Existing Subtenant of such space surrenders and vacates the same and its Existing Sublease is terminated.  Sublandlord shall attempt to Deliver each such Suite on the Anticipated Delivery Date for such Suite, but if Sublandlord is unable to Deliver any such space by such date, then Sublandlord shall notify Subtenant of such delay in writing but shall not be liable to Subtenant on account thereof in any respect whatsoever, nor shall Subtenant have any right to terminate the Sublease. Notwithstanding the foregoing, if Subtenant elects to permit any Existing Subtenant to remain in possession of its Suite beyond the natural expiration of the applicable Existing Sublease, such Suite shall be deemed Delivered by Sublandlord as such natural expiration date under such Existing Sublease.

2.3Master Landlord’s Approval.  Sublandlord and Subtenant acknowledge that the commencement of the Sublease Term is subject to Master Landlord’s prior written approval as required by the terms of the Master Lease (the “Consent”).  Sublandlord will use commercially reasonable efforts to obtain the Consent, the form of which shall be reasonably acceptable to each of Sublandlord and Subtenant.  In the event that the Consent is not obtained within sixty (60) days following the Effective Date, then either party hereto may terminate this Sublease by providing written notice thereof to the other party, unless Master Landlord’s consent is obtained prior to the giving of any such notice, in which event such notice shall be of no force or effect. In the event of such termination, this Sublease shall be deemed null and void and neither Sublandlord nor Subtenant shall have any liability or obligations to the other hereunder, provided that Sublandlord promptly shall return to Subtenant any prepaid rent or other sums paid to Sublandlord and the Letter of Credit.

2.4Surrender of the Sublease Premises.  Upon the expiration of the Sublease Term, Subtenant shall peaceably surrender the Sublease Premises in the condition set forth in Section 12 (Surrender of Premises) of the Original Master Lease, as incorporated herein; provided, however, Subtenant shall not be required to remove or restore any Leasehold Improvements, Tenant Alterations, trade fixtures or other improvements installed by or for Sublandlord or existing in the Sublease Premises prior to Subtenant’s occupancy, unless such improvements or alterations were installed on the Sublease Premises by or for Subtenant. For the avoidance of doubt, to the extent required under the Master Lease, Sublandlord shall be responsible for the removal and restoration of any Leasehold Improvements, Tenant Alterations, trade fixtures or other improvements installed by or for Sublandlord or existing in the Sublease Premises prior to Subtenant’s occupancy.

2.5Use of the Sublease Premises.  Subtenant’s use of the Sublease Premises shall comply with the terms and conditions of the Master Lease, including, without limitation, the provisions of Section 1.1(12) (Tenant’s Use of the Premises) of the Original Master Lease and the Laboratory Rules and Regulations set forth on Exhibit C-1 to the Master Lease.

ARTICLE 3 - BASE SUBLEASE RENT AND OTHER AMOUNTS

3.1Rental Covenant.  Subtenant covenants and agrees to pay the Rent (as defined in Section 3.4 below), to Sublandlord during the Sublease Term and any holdover period.

3.2Base Sublease Rent.  From and after the Delivery Date for each Suite, and continuing on the first (1st) day of each month thereafter through the Sublease Expiration Date, Subtenant shall pay to Sublandlord, in advance, without notice or demand, and without any set- off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Sublease, in lawful money of the United States, by wire transfer of funds to Sublandlord, base sublease rental (“Base Sublease Rent”) for such Suite at a rate of $5.25 per rentable square foot per month.  Notwithstanding the foregoing, the Base Sublease Rent for each Suite shall be calculated based upon the assumption that as of June 1, 2021, and each June 1 thereafter until the Sublease Expiration Date, such starting Base Sublease Rent rate set forth in the preceding clause shall be subject to three percent (3%) cumulative annual increases. Accordingly, the Base Sublease Rent rate payable for any particular Suite shall be the “starting” Base Sublease Rent rate of $5.25 per rentable square foot per month escalated to the rate which would be applicable as of the applicable Delivery Date, assuming the annual three percent (3%) cumulative increases described above. By way of example, the Base Sublease Rent for any Suite would, assuming an August 1, 2020 Delivery Date, initially be $5.25 per rentable square foot per month, increasing to $5.41 per rentable square foot per month as of June 1, 2021 and increasing by three percent (3%) cumulatively each June 1st thereafter.  Base Sublease Rent for any partial month shall be prorated in the proportion that the number of days this Sublease is in effect during such month bears to thirty (30), per Section 3.4 below.

As used herein, the term “Lease Month” shall mean each calendar month during the Sublease Term following the Delivery Date for each Suite.

3.3Master Lease Rent Adjustments.

3.3.1.Subtenant’s Pro Rata Share.  During the Sublease Term and effective as of the Delivery Date for each Suite, Subtenant shall pay to Sublandlord, as additional rent, the percentage of all Rent Adjustments for each Suite set forth below (“Subtenant’s Pro Rata Share”) with respect to Operating Expenses and Taxes (as such terms are defined in the Master Lease), including Subtenant’s Pro Rata Share of all Rent Adjustment Deposits (as defined in the Master Lease) and all other amounts (other than Monthly Base Rent, as defined in the Master Lease) required to be paid by Sublandlord to Master Landlord from time to time under the Master Lease that accrue during the Sublease Term with respect to the Sublease Premises, including (without limitation) any overtime or excess service charges and late charges, damages, interest and other costs and expenses related to Subtenant’s failure to perform any of its obligations under this Sublease incorporated from the Master Lease.  Subtenant’s Pro Rata Share for each Suite shall be:

(i)	For Suite 100: 12.86% (i.e., 14,410/112,088);
(ii)	For Suite 110: 5.21% (i.e., 5,834/112,088);
(iii)	For Suite 120: 1.28% (i.e., 1,436/112,088);
(iv)	For Suite 130: 1.21% (i.e., 1,359/112,088);
(v)	For Suite 200: 14.31% (i.e., 16,044/112,088);
(vi)	For Suite 220: 13.47% (i.e., 15,102/112,088);

(vii)	For Suite 300: 26.37% (i.e., 29,554/112,088); and
(viii)	For Suite 400: 25.29% (i.e., 28,349/112,088).

Subtenant shall pay the amounts referred to in this Section 3.3 (the “Master Lease Additional Rent”) as provided in Section 3.4 below or otherwise within ten (10) days after receipt of written notice of the amount due (and if such amount is a regularly recurring amount, only one such notice shall be required for all such regularly recurring amounts due during the period specified in such notice) (“Sublandlord’s Statement”).  In the event that as a result of any examination conducted pursuant to Section 4.3 of the Master Lease there is an adjustment to Operating Expenses and/or Taxes for any calendar year during the Sublease Term with respect to the Sublease Premises, the amounts payable by Subtenant under this Section 3.3 shall be equitably adjusted by Sublandlord to reflect the same; provided, however, that any such adjustment resulting in a payment to Subtenant shall be reduced by a reasonable share of all out-of-pocket expenses actually incurred by Sublandlord in connection with any such examination, as reasonably determined by Sublandlord. Sublandlord shall provide to Subtenant along with Sublandlord’s Statement all information provided by Master Landlord evidencing the Operating Expenses and Taxes due under the Master Lease.  If Subtenant desires that Sublandlord conduct an examination of Operating Expenses and Taxes pursuant to Section 4.3 of the Master Lease, Subtenant shall notify Sublandlord thereof at least fifteen (15) days prior to the last day that Sublandlord may examine the same under such section, which notice shall specify the name of an accountant meeting the requirements of such section (“Subtenant’s Accountant”) that it wishes for Sublandlord to use to conduct such examination.  Promptly upon receipt of such notice, Sublandlord shall notify Master Landlord that Sublandlord desires to examine Master Landlord’s books and records as to the Landlord Statement (as defined in the Master Lease) in question and shall arrange to have Subtenant’s Accountant conduct the examination. If Subtenant continues to object to the Landlord Statement following completion of the audit, at least ten (10) days prior to the date that Sublandlord must object to the Landlord’s statement under Section 4.3 of the Master Lease, Subtenant shall notify Sublandlord that it wishes for Sublandlord to object to the Landlord Statement, specifying the nature of the items in dispute, and promptly upon receipt of such notice Sublandlord shall make such objection.  Subtenant shall indemnify, defend and hold harmless Sublandlord from and against any and all losses, costs, claims and liabilities arising out of Subtenant’s exercise of its rights with respect to reviewing Operating Expenses and Taxes under this Section 3.3.

3.4Payment of Rent.  Concurrently with Subtenant’s execution of this Sublease, Subtenant shall pay to Sublandlord Base Sublease Rent in the amount of $473,602 (the “Prepaid Base Rent”) and Master Lease Additional Rent in the amount of $129,000 (the “Prepaid Master Lease Additional Rent”) which shall be credited against Base Sublease Rent and Master Lease Additional Rent, as applicable, first coming due under this Sublease.  Otherwise, Base Sublease Rent and Master Lease Additional Rent shall be payable in advance in monthly installments commencing on the Delivery Date for each Suite and continuing on the first (1st) day of each month thereafter for the balance of the Sublease Term.  Each of Base Sublease Rent and Master Lease Additional Rent shall be prorated for any partial month occurring during the Sublease Term based on a 30-day month.  Base Sublease Rent, Master Lease Additional Rent, and all other amounts due from Subtenant to Sublandlord hereunder (collectively, “Rent”) shall be made payable by Subtenant to Sublandlord and addressed to Sublandlord at:

Account Number:
Account Name:
Bank Name:
Routing/ACH:
Routing/Wiring:

3.5Late Payments.  Amounts due by Subtenant to Sublandlord, in accordance with the foregoing, which are not paid when due shall be subject to interest and late charge as set forth the Master Lease.

3.6Building Services.

3.6.1.Primary Building Services.  From the first Delivery Date and continuing through February 28, 2021 (the “Services Term”), Sublandlord shall provide Subtenant with the building services listed on Schedule 3.6-1 hereto (collectively, the “Primary Building Services”).  Subtenant shall pay Sublandlord for the Building Services listed on Schedule 3.6-1 an amount equal to $0.77 per rentable square foot per month for the portion of the Sublease Premises Subtenant is then occupying (the “Primary Building Services Fees”). The Primary Building Services Fee for a Suite shall be paid in advance commencing on the Delivery Date for such Suite and on the first day of each calendar month thereafter during the Services Term.  The Primary Building Services Fee shall be prorated with respect to each Suite for each partial month in which Primary Building Services are provided to such Suite during the Services Term.

3.6.2.Optional Building Services. In addition to the Primary Building Services, at Subtenant’s option, Sublandlord shall also provide Subtenant during the Services Term with the building services listed on Schedule 3.6-2 (collectively, the “Optional Building Services”). In the event Subtenant elects to obtain the Optional Building Services described on Schedule 3.6-2, then  Subtenant shall pay for the Optional Building Services at the rate charged by Sublandlord for the same, which shall be consistent with the rates charged by Sublandlord to the Existing Subtenants as such rates may be modified from time to time during the Sublease Term (collectively, the “Optional Building Services Fees”).  Subtenant shall pay Sublandlord the Optional Building Services Fees in advance on a monthly basis, as determined by Sublandlord, on the first Deliver Date and on the first day of each calendar month thereafter during the Services Term, or at Sublandlord’s option, in arrears within  ten (10) days after receipt of written notice of the amount due and associated support documentation (a “Optional Building Services Statement”). Sublandlord shall maintain books and records showing Optional Building Services Fees in accordance with sound accounting and management practices, consistently applied. Subtenant or its representative shall have the right, for a period of thirty (30) days following the date upon which a Optional Building Services Statement is delivered to Subtenant, to examine the Sublandlord’s books and records with respect to the Optional Building Services items in an Optional Building Services Statement during normal business hours, upon written notice, delivered at least five (5) business days in advance.  If Subtenant does not object in writing to an Optional Building Services Statement within thirty (30) days of Subtenant’s receipt of the Optional Building Services Statement, specifying the nature of the item in dispute and the reasons therefor, then an Optional Building Services Statement shall be considered final and accepted by Subtenant and Subtenant shall be deemed to have waived its right to dispute an Optional Building Services Statement. If Subtenant does dispute an Optional Building Services Statement, Subtenant shall deliver a copy of any documentation in support of such dispute to Sublandlord at the time of notification of the dispute. Any amount due to Sublandlord as shown on an Optional Building Services Statement, whether or not disputed by Subtenant as provided herein shall be paid by Subtenant when due as provided above, without prejudice to any such written exception. Upon resolution of any dispute with respect to an Optional Building Services Fee and/or an Optional Building Services Statement, Subtenant shall either pay Sublandlord any shortfall or Sublandlord shall credit Subtenant with respect to any overages paid by Subtenant.

ARTICLE 4 - OTHER AGREEMENTS OF THE PARTIES

4.1Master Lease Provisions Binding on Subtenant.  (a) Subject to the terms of Section 4.1(b) below, all of the terms, conditions, and provisions contained in the Master Lease are incorporated herein as terms and conditions of this Sublease.  This Sublease is and shall be at all times subject and subordinate to the Master Lease.  Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease (to the extent the same has not been redacted).  Subtenant shall not commit or permit to be committed any act or omission which shall violate any term or condition of the Master Lease. Additionally, Subtenant’s rights under this Sublease shall be subject to the terms of the Consent. Subtenant shall take the Sublease Premises subject to and be bound by all of the provisions of the Master Lease, and during the Sublease Term and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, shall, subject to the terms of Section 4.1(b) below, comply with and shall be obligated to perform all of Sublandlord’s obligations, duties and liabilities in, under and with respect to the Master Lease (except for Sublandlord’s obligation to pay Base Rent) as incorporated herein, and shall indemnify, and protect, defend and hold Sublandlord harmless, from and against all actions, claims, demands, liability, costs and expenses including without limitation, reasonable attorneys’ fees and expenses for the defense thereof, arising in connection therewith, except to the extent arising specifically from acts, omissions or the negligence of Sublandlord, its agents, employees or contractors at a particular Suite prior to the Delivery Date with respect to each Suite.

(b)In addition to the obligations of Subtenant under the terms of this Sublease as set forth in the other paragraphs of this Sublease (and except as otherwise expressly provided to the contrary in this Sublease), Subtenant shall also have and perform for the benefit of Sublandlord all obligations of the “Tenant” as are set forth in the Master Lease, which are hereby incorporated into this Sublease as though set forth herein in full, substituting “Subtenant” wherever the term “Tenant” appears, “Sublandlord” wherever the term “Landlord” appears, “Base Sublease Rent” wherever the term “Base Rent” appears, and “Sublease Term” wherever the term “Term” or “Lease Term” appears, “Sublease Premises” wherever the term “Premises” appears, “Sublease Expiration Date” wherever the term “Expiration Date” appears, and “Subtenant’s Pro Rata Share” wherever the term “Tenant’s Share” appears; provided, however, that Subtenant’s obligations under the Master Lease shall be limited to obligations first arising during the Sublease Term or any subsequent period in which Subtenant is occupying the Sublease Premises.  Notwithstanding the foregoing, the following provisions of the Master Lease shall not apply to this Sublease:

•

Sections 1.1(2), 1.1(3), 1.1(4), 1.1(5), 1.1(6), 1.1(7), 1.1(8), 1.1(9), 1.1(10), 1.1(11), 1.1(14), 1.2 (as to the definitions of “Commencement Date”, “Early Possession Date”, “Expiration Date,” “Landlord Work,” “Landlord

Improvements,” “Monthly Base Rent,” “Premises,” “Rentable Area of the Premises,” “Tenant Alterations (as to the references to “Landlord Work” and “Tenant Work” only), “Tenant Delay,” “Term,” “Termination Date,” and “Work Letter”), 2.1, 2.2, 2.3, 2.4, 2.6, 3, 4.2 and 4.3 (subject, however to Subtenant’s rights under Section 3.3 above), 5, 7.1(b), 10 (except as provided in Section 4.7 below), 11.1(i), 13, 22, 24 and 26.17 and Exhibits A, B, and B-1, and Riders 1 and 2 (except for signage rights subject to Master Landlord’s consent pursuant to Section 3 of Rider 2) of the Original Master Lease.

•	Sections 3, 4 and 5, and Exhibit A of the First Amendment.

References in the following provisions of the Master Lease, as incorporated into this Sublease, to “Landlord” shall mean “Master Landlord” only or Master Landlord and Sublandlord, as indicated:

•

Sections 1.1(2), 1.2 (the reference to Landlord in the definition of “Operating Expenses,” “Rent Adjustment Deposit,” “Taxes,” and “Tenant Alterations”), 2.5 (except to the extent provided in Section 4.12 below), 4.1(d), 6.1, 6.2, 6.3, 6.5, 6.6, 7.1(c), 7.2 (includes Sublandlord), 8.1, 8.2 (the fifth sentence only), 13, 14, 15, 16.3, 18.1, 18.2, 19, 26.9 and 26.11 of the Original Lease.

In Sections 17.1 and 17.2 of the Master Lease, the term “Indemnitees” shall include Sublandlord and its shareholders, directors, officers, agents and employees.

Whenever any period for notice from “Tenant” to “Landlord” is specified under the Master Lease, or any period within which “Tenant” is required to do anything under the Master Lease, the period applicable to Subtenant’s obligation to give such notice to Sublandlord or to perform under this Sublease shall be three (3) days shorter than the corresponding period applicable to “Tenant” under the Master Lease (so that Sublandlord shall always have at least three (3) days within which to give its own notice or performance to Master Landlord); further, wherever any period for notice from “Landlord” to “Tenant” is specified under the Master Lease, Sublandlord shall similarly have an additional period of at least three (3) days within which to give notice to Subtenant under this Sublease.

4.2Master Landlord’s Obligations.  Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Master Landlord under the Master Lease except as specifically set forth herein, and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by “Landlord” thereunder, Subtenant acknowledges and agrees that Sublandlord shall look to Master Landlord for such performance.  In addition, Sublandlord shall have no obligation to perform any repairs required of Master Landlord under the Master Lease, nor shall any representations or warranties made by Master Landlord under the Master Lease be deemed to have been made by Sublandlord.  Except to the extent caused by Sublandlord’s gross negligence or willful misconduct or breach of this Sublease, Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building by Master Landlord or by utility providers.  Notwithstanding the foregoing, Sublandlord shall use good faith efforts, under the circumstances, to secure such performance upon Subtenant’s request to Sublandlord to do so. Sublandlord shall perform or cause to be performed all of its obligations under the Master Lease to the extent not the obligation of Subtenant assumed under this Sublease.

4.3Insurance and Waiver of Claims.  Without limiting the generality of the terms of Section 4.1 above, Subtenant shall obtain and keep in full force and effect at all times during the Sublease Term all of the liability and property insurance coverages required to be maintained by Sublandlord under the Master Lease. Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, Subtenant shall only obtain liability and property insurance coverages for the portion of the Sublease Premises Subtenant is occupying. Sublandlord shall obtain and keep in full force and effect at all times during the Sublease Term, as applicable, all of the liability and property insurance coverages required to be maintained by Sublandlord under the Master Lease for the portion of the Sublease Premises not occupied by Subtenant and Subtenant shall not be liable for any losses or damages arising out of an Existing Subtenant’s default under the applicable Existing Sublease. For purposes of clarification, where the Master Lease requires that Master Landlord be named as an additional insured on the policies required thereunder, Subtenant shall name both Sublandlord and Master Landlord as additional insureds under such policies.  Notwithstanding anything to the contrary contained herein, Sublandlord’s and Subtenant’s respective insurers hereby waive and release, all claims against each other, and against the agents, employees and contractors of each other, for any loss or damage sustained by each other to the extent such claims are insured against under any standard broad form property policy, or other property policies maintained by Sublandlord or Subtenant, or required to be maintained by Sublandlord or Subtenant under this Sublease, regardless of whether such policy is in effect at the time of the loss.  Subtenant’s insurers hereby waive and release Master Landlord and Sublandlord from and against any and all claims, damages, losses, and liabilities for any bodily injury, loss of life or property damage occurring on or about the Sublease Premises, or any part thereof, from any cause whatsoever, other than the gross negligence of Sublandlord or Master Landlord, which shall remain the sole responsibility of the party that acts with gross negligence, or whose omissions shall constitute gross negligence.  Subtenant shall cause its property insurance policy to contain a waiver of subrogation clause as required by the Master Lease.

4.4Furniture.  As of the Delivery Date for each Suite and throughout the duration of the Sublease Term, Subtenant shall have the right to use the furniture described in Schedule 4.4 attached hereto currently located in the Sublease Premises (the “Furniture”).  For the avoidance of doubt, the Furniture shall not include items that are not specifically listed on Schedule 4.4, including photos and art work, carpets, plants and planters, and all furniture located in Office Nos. 418 and 420 located on the 4th floor of the Building.  In addition, with respect to any Furniture located in the Suites leased to the Existing Subtenants and located on the first (1st) and second (2nd) floors, Sublandlord’s obligation to deliver such Furniture shall be only to the extent such Furniture remains in the premises leased to such Existing Subtenant at the time such Existing Subtenant vacates such Suite, and for any such Furniture that does not remain, such Furniture shall no longer be considered Furniture for purposes of this Sublease.  Subtenant acknowledges and agrees that Sublandlord has made no representations or warranties, express, implied or otherwise, regarding the condition or working order of the Furniture.  Subtenant confirms that it has had the reasonable opportunity to inventory and inspect the Furniture and hereby represents that (i) it accepts the Furniture “AS IS AND WITH ALL FAULTS”, and (ii) it is satisfied that all items of Furniture listed on Schedule 4.4 attached hereto are currently located within the Sublease Premises and are hereby accepted by Subtenant, subject to and in accordance with the terms of this Section 4.4.

Throughout the Sublease Term, Subtenant shall be obligated to maintain, repair and safeguard the Furniture, and shall obtain and maintain physical damage insurance with respect to the Furniture, covering "all risks" of physical loss or damage, for the then fair market value of such previously used items, normal wear and tear excepted.  On the date prior to the Sublease Expiration Date or upon the earlier termination of this Sublease for reasons other than Subtenant’s default, the Furniture and any interest Sublandlord shall have in it shall ipso facto be deemed conveyed to Subtenant for the sum of $1.00, which amount shall be deducted from the Security Deposit (as defined in Section 4.6 below).  Subtenant shall pay all personal property taxes assessed against the Furniture during the Sublease Term.

4.5Condition of the Sublease Premises.  Subtenant agrees that it is taking the Sublease Premises in an “AS IS” condition and without any representations or warranties of Sublandlord of any kind or nature whatsoever except as specifically provided in this Sublease; provided, however, Sublandlord has not previously granted and shall not grant use of the Sublease Premises to any other parties or occupants except for the shared use of the Shared Areas and common areas identified on Exhibit B by other subtenants.  By taking possession of the Sublease Premises, Subtenant acknowledges that the Sublease Premises are in a tenantable and good condition.

4.6Letter of Credit.

4.6.1.Form of Letter of Credit.  Within five (5) business days after the Effective Date, Subtenant shall deliver to Sublandlord, as security for the faithful performance of all Subtenant’s obligations under this Sublease, an irrevocable standby letter of credit (the “Letter of Credit”) in the amount of $2,303,428.31 for the account of Subtenant and for the benefit of Sublandlord, and issued by a bank reasonably acceptable to Sublandlord (the “Issuer”).  The Letter of Credit shall be substantially in the form attached hereto as Exhibit C.  Subtenant shall maintain the Letter of Credit in effect until sixty (60) days after the later of (x) the expiration of the Sublease Term or earlier termination of this Sublease, or (y) vacation of the Sublease Premises by Subtenant.  If the Letter of Credit shall expire prior to said date, Subtenant shall renew the Letter of Credit prior to its expiration or arrange for issuance of a new Letter of Credit in accordance with the terms hereof.  If Subtenant fails to give Sublandlord evidence of renewal of the Letter of Credit or issuance of a new Letter of Credit at least thirty (30) days prior to the expiration of the Letter of Credit then in effect, Sublandlord shall be entitled to draw down the full amount of the Letter of Credit and the amount so drawn (“Draw Proceeds”), although not a cash security deposit, shall be held and maintained by Sublandlord and may be applied in the same manner as set forth in Section 4.6.5 below with respect to a Security Deposit.

4.6.2.Draws on the Letter of Credit.  Sublandlord shall be entitled to draw upon a portion or the entire amount of the Letter of Credit from time to time, with notice to Subtenant and without prejudice to any other remedy Sublandlord may have, for any of the following reasons:  (x) upon or following the occurrence of a Sublease Event of Default, (A) to pay any amounts payable by Subtenant to Sublandlord hereunder, and (B) to compensate Sublandlord for any expense, loss or damage actually incurred or suffered by Sublandlord in connection with the default; or (y) if Subtenant fails to give Sublandlord evidence of renewal of the Letter of Credit or issuance of a new Letter of Credit at least thirty (30) days prior to the expiration of the Letter of Credit then in effect as provided above; or (z) upon the expiration or earlier termination of this

Sublease, to pay any amount then due and payable by Subtenant to Sublandlord. Subtenant waives the provisions of California Civil Code Paragraph 1950.7, and all other provisions of law now in force or that become in force as of the date of execution of this Sublease, that provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Subtenant or to clean the Sublease Premises.  If the entire Draw Proceeds are not used or applied by Sublandlord, the balance of the Draw Proceeds, although not a cash security deposit, shall be held and maintained by Sublandlord and may be applied in the manner set forth in Section 4.6.5 below with respect to a Security Deposit.

4.6.3.Restoration of Letter of Credit.  If Sublandlord draws upon the Letter of Credit as provided above, Subtenant shall, in each instance, within ten (10) days after its receipt of written demand therefore, either (x) deposit cash with Sublandlord in an amount that, when added to the amount remaining under the Letter of Credit and the amount of any Security Deposit (as defined in Section 4.6.5 below), shall equal the Letter of Credit amount required under this Section 4.6, or (y) deliver written documentation issued by Issuer confirming that the Letter of Credit has been reinstated to the amount required under this Section 4.6.  If Subtenant so reinstates the Letter of Credit, Sublandlord shall promptly return to Subtenant any unused Draw Proceeds.

4.6.4.Transfer.  Sublandlord may transfer the Letter of Credit to any successor in interest of Sublandlord’s interest under the Master Lease or this Sublease, but no such transfer shall release Sublandlord of its liability with respect to the return of the Letter of Credit or refund of unused Draw Proceeds as required by this Sublease.  Subtenant shall pay any costs or charges imposed by the Issuer in connection with the first such transfer of the Letter of Credit. In connection with any such transfer of the Letter of Credit by Sublandlord, Subtenant shall execute and submit to the bank such applications, documents and instruments as may be necessary to effectuate such transfer.  Subtenant shall be responsible for paying the bank’s transfer and processing fees in connection with the first such transfer, and Sublandlord shall be responsible for paying the bank’s transfer and processing fees in connection with any subsequent transfer, provided that Subtenant shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Sublandlord, in which case Sublandlord shall reimburse Subtenant within ten (10) business days after Sublandlord’s receipt of an invoice from Subtenant therefor.

4.6.5.Security Deposit.  In the event Sublandlord holds any cash security deposit (the “Security Deposit”) from time to time during the Sublease Term, as security for the faithful performance by Subtenant of all the terms, covenants, and conditions of this Sublease to be kept and performed by Subtenant during the Sublease Term.  If Subtenant fails to pay Rent or other sums due hereunder, or otherwise is in breach with respect to any provisions of this Sublease, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of any past due sum or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s breach, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby.  If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) days after demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to the full amount thereof and Subtenant’s failure to do so shall be a material breach of this Sublease.  If Subtenant performs all of Subtenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned, without interest, to Subtenant (or, at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder) within sixty (60) days following the later to occur of (a) the expiration of the Term, and (b) Subtenant’s vacation from the Sublease Premises and completion of all removal, repair and restoration obligations.  No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit.  Sublandlord shall not be required to keep the Security Deposit separate from its other accounts.  Subtenant hereby waives any and all rights under and the benefits of Section 1950.7 of the California Civil Code, and all other provisions of law now in force or that become in force after the date of execution of this Sublease, that provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy any failure to timely pay Rent, to repair damage caused by Subtenant, or to clean the Sublease Premises.  Sublandlord and Subtenant agree that Sublandlord may, in addition, claim those sums reasonably necessary to compensate Sublandlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Subtenant or Subtenant’s officers, agents, employees, independent contractors, or invitees.

4.7Assignment and Subletting.  The terms and provisions of the Master Lease with respect to assignment and subletting shall apply as between Sublandlord and Subtenant as if Sublandlord were “Landlord” and Subtenant were “Tenant”.  Master Landlord shall retain all rights, and Subtenant shall comply with all obligations and conditions, with respect to any assignment and subletting hereunder as set forth in the Master Lease.

4.8Right of Re-entry.  Upon twenty four (24) hours written notice, except in the case of an emergency, when no such notice shall be required, Sublandlord shall at all reasonable times have the right to enter upon the Sublease Premises to inspect their condition and to verify Subtenant’s compliance with the terms of this Sublease and, at Sublandlord’s election, to make reasonable and necessary repairs thereon for the protection and preservation thereof.  If repairs impact a critical house system (e.g., HVAC, power, water, vacuum, compressed dry air, sewer, etc.), Sublandlord will use commercially reasonable efforts to coordinate the scheduling of such repairs with Subtenant to minimize impact on Subtenant's operations. Notwithstanding anything to the contrary contained herein, in connection with Sublandlord’s exercise of its rights under this Sublease to enter the Sublease Premises, perform any maintenance and repair obligations, or inspect the Premises, Sublandlord and Sublandlord’s employees or agents shall adhere to all applicable laws and Subtenant’s reasonable security, food-safety, and health and safety protocols.

4.9Signage.  Subject to Master Landlord’s approval as set forth in the Master Lease and compliance with applicable laws, Subtenant may install, at Subtenant’s sole cost, building and lobby signage permitted under and subject to the Master Lease.  Sublandlord, at Sublandlord’s sole cost, shall remove Sublandlord’s current signage no later than December 31, 2020, except that it shall remove signage with respect to Suite 110 and Suite 200 prior to Delivery of such space. Notwithstanding the foregoing, Sublandlord shall repair any damage caused to the Premises by such removal of Sublandlord’s current signage.  Subtenant, at Subtenant’s direction, shall request that Master Landlord review and approve, if applicable, Subtenant’s request to install any building and lobby signage permitted hereunder and under and subject to the Master Lease.

4.10Default by Subtenant; Indemnification.  Notwithstanding anything to the contrary contained in the Master Lease, (i) failure of Subtenant to pay Rent or any other amount payable by Subtenant pursuant to the terms and conditions of this Sublease within five (5) days after written notice of nonpayment is delivered to Subtenant in accordance with the terms and conditions of this Sublease (which notice shall be provided no earlier than the date any payment is due), shall be a “Monetary Default” by Subtenant hereunder, and (ii) if Sublandlord delivers to Subtenant a written notice of Monetary Default as referenced above, then, if two (2) subsequent Monetary Defaults by Subtenant hereunder occurs within a period of twelve (12) months thereafter, such subsequent Monetary Default shall constitute a Sublease Event of Default without the necessity of Sublandlord providing any further written notice of nonpayment.  Upon (a) the failure of Subtenant to comply with any other provisions of this Sublease or the occurrence of any other event which constitutes a default under this Sublease, in each case beyond any applicable notice and/or cure period not to exceed ten (10) business days, or (b) a Monetary Default of Subtenant (each a “Sublease Event of Default”), Sublandlord shall be entitled to all the same rights and remedies against Subtenant on account of such Sublease Event of Default by Subtenant under this Sublease as are granted in the Master Lease to Master Landlord against Tenant on account of an Event of Default by Tenant under the Master Lease.  In addition to, and not in limitation of, the indemnification obligations set forth in the Master Lease, Subtenant shall indemnify, defend and hold Sublandlord and Master Landlord harmless from and against all liability, damages, claims, costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, arising out of a Sublease Event of Default.  So long as (1) this Sublease is in full force and effect and (2) Sublandlord is not otherwise entitled pursuant to this Sublease, Sublandlord shall not cause the Master Lease to be cancelled, terminated, forfeited or surrendered other than in connection with a casualty or condemnation where Sublandlord is permitted to terminate the Master Lease in accordance with the terms thereof.  Subject to the terms of the Consent, if the Master Lease terminates or is terminated for any reason whatsoever, then this Sublease shall terminate simultaneously therewith, provided however, that if the Master Lease terminates as a result of a default or breach by Sublandlord or Subtenant under this Sublease and/or the Master Lease, then the defaulting party shall be liable to the non-defaulting party for the damages suffered as a result of such termination, subject to the limitations set forth in Section 5.14 below.

4.11Holding Over.  If Subtenant (directly or through any transferee or other successor- in-interest of Subtenant) remains in possession of all or any part of the Sublease Premises after the Sublease Expiration Date or earlier termination of this Sublease, such holding over, in the absence of an express written agreement to the contrary, shall be on the basis of a tenancy at the sufferance of Sublandlord.  In such event, Subtenant shall continue to comply with all of the terms, conditions and covenants of this Sublease as though the Sublease Term had continued, except that such tenancy at sufferance shall be terminable by Sublandlord at any time and Rent shall be paid for each month (or portion thereof) during which Subtenant holds over in the Sublease Premises after the expiration or earlier termination of this Sublease, in an amount equal to 150% of the monthly Base Sublease Rent due under this Sublease, plus all other amounts that would otherwise have been payable as Additional Rent had the Sublease Term continued through the period of such holding over.  If Subtenant fails to surrender the Sublease Premises on the Sublease Expiration Date or earlier termination of this Sublease, in addition to any other liabilities to Sublandlord accruing therefrom, Subtenant shall indemnify and hold Sublandlord harmless from all loss or liability resulting from such failure, including without limitation (i) any claims of Master Landlord against Sublandlord for failure to surrender the Sublease Premises at the time and in the manner required under the Master Lease or for violating any term of the Master Lease, and (ii) any claims made by any succeeding tenant or other third party based upon such failure.  This indemnification obligation shall survive the expiration or earlier termination of this Sublease.  The provisions of this Section 4.11 are in addition to and do not limit Sublandlord’s rights or Subtenant’s obligations under this Sublease.

4.12Parking.   Throughout the Sublease Term, Subtenant shall have the parking rights of Tenant pursuant to Section 2.5 of the Original Master Lease, which requires that Subtenant lease at least 1.54 parking stalls for each 1,000 rentable square feet of the Sublease Premises in the parking facility serving the Building (the “Parking Facility”) at the rate charged for the Building per month per space.  As and when Suites are Delivered, Subtenant shall be required to lease the number of stalls set forth in the table below, and Subtenant shall pay to Sublandlord together with each monthly payment of Base Rent (or at such other time as Sublandlord may designate), all amounts Sublandlord is obligated to pay to Master Landlord with respect to Subtenant’s use of such parking spaces, and otherwise complying with the requirements for use thereof imposed by Master Landlord or any operator of the Parking Facility. For the avoidance of doubt, Subtenant shall the right, but not the obligation, to lease, subject to availability in accordance with the terms and conditions of Section 2.5 of the Master Lease, up to a maximum of 3.00 parking stalls for each 1,000 square feet of the rentable square footage of the Sublease Premises.

Suite	RSF	Parking Stalls
Suite 100	14,410	22
Suite 110	5,834	9
Suite 120	1,436	2
Suite 130	1,359	2
Suite 200	16,044	25
Suite 220	15,102	23
Suite 300	29,554	46
Suite 400	28,349	44

4.13Financials.  Subtenant represents and warrants to Sublandlord that all financial statements previously provided by Subtenant to Sublandlord fairly present the financial condition of Subtenant as of the date of such financial statements.  Subtenant agrees to provide to Sublandlord forty-five (45) days after the end of each calendar year, current financial statements for Subtenant, certified as accurate by Subtenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement and a copy of the current bank statement.  Notwithstanding anything to the contrary herein, Subtenant shall deliver to Sublandlord the most current unaudited financials then available prepared in the ordinary course of Subtenant’s business within ten (10) days of request thereof.  All such financial statements will be delivered to Sublandlord in confidence and shall only be used for purposes of evaluating and confirming the financial strength of Subtenant as compared to the projections provided to Sublandlord as a basis for entering into this Sublease.

4.14Alterations.  Subtenant shall not perform any alterations or improvements (“Alterations”) within the Sublease Premises without the prior consent of Sublandlord (which Sublandlord may withhold in accordance with the terms of the Master Lease incorporated herein) and Master Landlord.  Subtenant shall obtain consent for any Alterations in the Sublease Premises from Master Landlord directly.  In addition, Subtenant shall be directly responsible for the work and the costs associated with any Alterations in the Sublease Premises including fees payable to Master Landlord and any costs incurred by Sublandlord in determining whether to provide its consent.

4.15Janitorial.Until February 28, 2021, Sublandlord shall provide janitorial services to the Sublease Premises pursuant to Section 3.6 above.  Thereafter, Sublandlord shall have no obligation to provide janitorial services to the Sublease Premises, and Subtenant shall contract directly, and at its sole cost and expense, with the janitorial company for the Building for such janitorial services.

4.16Utilities.Subtenant shall pay for all electricity and water utilized at the Sublease Premises as reasonably determined by Sublandlord; provided that until and including February 28, 2021, the cost of electricity and water to the Sublease Premises shall be included in the amount paid by Subtenant pursuant to Section 3.6 above.  At any time during the Sublease Term, Subtenant may install separate meters to measure electricity and/or water usage at the Sublease Premises.  Subtenant shall pay such costs within ten (10) days of receipt of an invoice therefor, or if billed directly to Subtenant by the utility company, prior to the date such invoice becomes past due.

4.17Use of Certain Spaces by Existing Subtenants and Sublandlord.  The Premises include the common areas of the Building.  Subtenant acknowledges that the Existing Subtenants shall continue to have rights to use parking and common areas of the Building in accordance with the terms of the applicable Existing Subleases, and Sublandlord shall have use of such areas with respect to its use of Suites 110 and 200, as reasonably necessary to provide building services to the Existing Subtenants and in accordance with the terms of this Sublease and  the Existing Subleases. In addition, Sublandlord shall continue to have access to the Building after it vacates Suites 110 and 200 to provide certain building services (including shipping/receiving, reception, EH&S oversight, autoclave usage, glass washers usage, DI water, nitrogen and carbon dioxide) to the Existing Subtenants as specified under such Existing Subleases (“Sublandlord’s Obligations under the Existing Subleases”). Sublandlord shall use reasonable efforts in performing Sublandlord’s Obligations under the Existing Sublease to minimize interference with Subtenant’s use and enjoyment of the Sublease Premises.

4.18Stairwell; Confidentiality.  The parties acknowledge that Suites 300 and 400 are connected by an interior stairwell that will not be permanently separated during the period of Sublandlord’s occupancy of Suite 300 until the delivery of Suite 400, although Sublandlord or Subtenant may put in place temporary barriers and signage.  Accordingly, except as provided in Section 4.8, the parties shall not to use such stairwell while Sublandlord occupies Suite 400.  In addition, Subtenant shall not enter any space retained by Sublandlord under this Sublease, and except as provided in Section 4.8, Sublandlord shall not enter into the Sublease Premises.  The parties acknowledge that each party will store and discuss confidential information within its premises at the Building.  Each party shall use diligent efforts to avoid sharing confidential information with the other party and receiving confidential information from the other party, and each party agrees not to disclose or utilize in any manner any such information it may inadvertently receive.

ARTICLE 5 - MISCELLANEOUS

5.1Notices.  All notices, demands, consents, or other instruments or communications provided for under this Sublease, or otherwise given under or in connection with this Sublease, shall be in writing, shall be signed by or on behalf of the party giving the same, and shall be deemed properly given and received when the same is actually received or refused if a copy thereof, addressed to the recipient at the address set forth below, is delivered personally, by messenger service, by a nationally-recognized commercial overnight courier service such as Federal Express, or by certified or registered mail, return receipt requested.  All such notices shall be delivered or sent with transmission, postage, and/or delivery charges paid, to the address of the intended recipient set forth below or such other address as such party may designate by written notice given to the other party in accordance with the terms set forth in this Section 5.1.

All notices to Sublandlord shall be addressed to Sublandlord at the following address:

Aduro Biotech, Inc.
740 Heinz Avenue,
Berkeley, CA  94710-2224
Attention:  General Counsel

All notices to Subtenant shall be addressed to Subtenant at the following address:

Prior to the Delivery Date of the first (1st) Suite:

Perfect Day, Inc.

1485 Park Avenue

Emeryville, CA 94608

Attention: Ryan Pandya

After the Delivery Date of the first (1st) Suite:

Perfect Day, Inc.

740 Heinz Avenue,

Berkeley, CA  94710-2224

Attention: Ryan Pandya

5.2No Implied Waiver.  No failure by Sublandlord to insist upon the strict performance of any term, covenant or agreement contained in this Sublease, no failure by Sublandlord to exercise any right or remedy under this Sublease, and no acceptance of full or partial payment during the continuance of any default by Subtenant, shall constitute a waiver of any such term, covenant or agreement, or a waiver of any such right or remedy, or a waiver of any such default by Subtenant.

5.3Entire Agreement - No Representation.  This Sublease and all exhibits referred to herein, constitute the final and complete expression of the parties’ agreements with respect to the subject matter hereof.  Each party agrees that it has not relied upon or regarded as binding any prior agreements, negotiations, representations, or understandings, whether oral or written, except as expressly set forth herein.  Sublandlord and Subtenant acknowledge and agree that, except as otherwise may be specifically provided for herein, neither party has made any representations, warranties, or agreements to or on behalf of the other party as to any matter concerning the Sublease Premises or this Sublease.

5.4Rights to Cure.  If Subtenant fails to perform any of its obligations under this Sublease after expiration of applicable notice, grace or cure periods, then Sublandlord may, but shall not be obligated to, perform any such obligations for Subtenant’s account.  All costs and expenses reasonably incurred by Sublandlord in performing any such act for the account of Subtenant shall be deemed Rent payable by Subtenant to Sublandlord upon demand, together with interest thereon at the lesser of (i) twelve percent (12%) per annum or (ii) the maximum rate allowable under law from the date of the expenditure until repaid.  If Sublandlord undertakes to perform any of Subtenant’s obligations for the account of Subtenant pursuant hereto, the taking of such action shall not constitute a waiver of any of Sublandlord’s remedies.  If Sublandlord fails to perform any of its obligations under this Sublease or the Master Lease after expiration of applicable notice, grace or cure periods provided thereunder, which obligations are not the obligations of Subtenant under this Sublease, then, with the consent of the Master Landlord, Subtenant may, but shall not be obligated to, perform any such obligations for Sublandlord’s account.  Sublandlord shall promptly reimburse Subtenant for all costs and expenses reasonably incurred by Subtenant in performing any such act for the account of Sublandlord, together with interest thereon at the ten percent (10%) per annum.  If Subtenant undertakes to perform any of Sublandlord’s obligations for the account of Sublandlord pursuant hereto, the taking of such action shall not constitute a waiver of any of Subtenant’s remedies.

5.5Modifications in Writing; Consents.  No amendments or modifications of this Sublease, and no approvals, consents or waivers by Sublandlord under this Sublease, shall be valid or binding unless in writing and executed by the party to be bound thereby.  In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, among other matters, such consent or approval is required under the provisions of the Master Lease incorporated herein by reference but has not been obtained from Master Landlord.

5.6Severability.  If any provision of this Sublease shall be invalid, illegal or unenforceable it shall not affect or impair the validity, legality or enforceability of any other provision of this Sublease, and there shall be substituted for the affected provision, a valid and enforceable provision as similar as possible to the affected provision.

5.7Binding Effect.  This Sublease shall extend to and be binding upon the heirs, personal representatives, successors and assigns of the respective parties hereto.

5.8Survival of Provisions.  Notwithstanding any termination of this Sublease, the same shall continue in full force and effect as to any provisions hereof which require observance or performance by Subtenant subsequent to termination and as to any provisions which required performance by Subtenant prior to such termination but which Subtenant failed to perform at such time.

5.9Applicable Law.  This Sublease shall be interpreted and enforced according to the laws of the State of California.

5.10Counterparts, Execution.  This Sublease may be executed in counterparts and, when counterparts of this Sublease have been executed and delivered by all of the parties hereto, this Sublease shall be fully binding and effective, just as if all of the parties hereto had executed and delivered a single counterpart hereof.  Without limiting the manner in which execution of this Sublease may otherwise be effected hereunder, execution by any party may be effected by facsimile or PDF transmission of a signature page hereof executed by such party.  If any party effects execution in such manner, such party shall also promptly deliver to the other parties the counterpart physically signed by such party, but the failure of any such party to do so shall not invalidate the execution hereof effected by facsimile or PDF transmission.

5.11Attorneys’ Fees.  The provisions of Section 11.3 (Attorneys’ Fees) of the Original Master Lease are hereby incorporated by reference.

5.12Accord and Satisfaction.  No payment by Subtenant or receipt by Sublandlord of a lesser amount than the rent and other charges herein stipulated shall be deemed to be other than on account of the earliest stipulated rent or other charge, nor shall any endorsement or statement on any check or any letter accompanying a check or payment as rent or other charges be deemed an accord or satisfaction.  Sublandlord may accept such check or payment without charge or pursue any other remedy in this Sublease.

5.13Brokers’ Commissions.  Each party represents and warrants to the other that it has taken no act nor permitted any act to be taken pursuant to which it or the other party hereto might incur any claim for brokerage commissions or finder’s fees in connection with the execution of this Sublease other than CRESA (Matt Elmquist) representing Sublandlord and CRESA (Stephen Carlson) representing Subtenant.  Sublandlord shall pay CRESA (Stephen Carlson) and CRESA (Matt Elmquist) pursuant to the terms and conditions of that certain Subleasing Agreement dated January 27, 2020, entered into between Sublandlord and CRESA Global, Inc. and Subtenant shall have no obligation or liability related thereto.  Each party agrees to indemnify, defend and hold the other harmless against all liabilities and costs arising from a breach of such representation and warranty, including, without limitation, for attorneys’ fees and costs in connection therewith.

5.14Limitation of Liability.  Except in connection with fraud or willful misconduct, in no event shall Sublandlord or its stockholders, principals, officers, directors, employees, lenders, or agents be liable to Subtenant for any lost profit, damage to or loss of business or any form of special, indirect or consequential damage.  Except in connection with fraud or willful misconduct or as otherwise expressly set forth herein, in no event shall Subtenant or its stockholders, principals, officers, directors, employees, or agents be liable to Sublandlord for any lost profit, damage to or loss of business or any form of special, indirect or consequential damage except in the event that Subtenant holds over in possession of the Sublease Premises after the Sublease Expiration Date.

5.15CASp; Required Accessibility Disclosure.  Sublandlord hereby advises Subtenant that the Project has not undergone an inspection by a certified access specialist, and except to the extent expressly set forth in this Lease, Sublandlord shall have no liability or responsibility to make any repairs or modifications to the Sublease Premises or the Project in order to comply with accessibility standards.  The following disclosure is hereby made pursuant to applicable California law:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction- related accessibility standards within the premises.  [Cal. Civ. Code Section 1938(e)].  Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Master Landlord’s prior written consent.”

5.16Confidentiality.  The parties agree that they shall not, without the other party’s prior written consent, which consent may be withheld by a party in its sole and absolute discretion, use the names, characters, artwork, designs, trade names, copyrighted materials, trademarks or service marks (collectively, “Name/Logo”) of the other party or its parent, affiliated or subsidiary companies, employees, directors, shareholders, assigns, successors or licensees (a) in any advertising, publicity or promotion or (b) in any manner other than expressly in accordance with this Sublease.  Furthermore, Subtenant acknowledges that the content of this Sublease and any related documents are confidential information.  Subtenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Subtenant’s financial, legal and space planning consultants, or its directors, officers, employees, attorneys, accountants, affiliates, lenders, prospective lenders, prospective purchasers, brokers, and current and potential partners or investors, or to the extent that disclosure is mandated by applicable laws.

5.17Representations and Warranties:  Sublandlord represents and warrants to Subtenant that:  (i) subject to redactions, a true and correct copy of the Master Lease is attached as Exhibit A-1 and the Master Lease is in full force and effect and there have been no amendments, modifications or supplements to the Master Lease except as attached as Exhibit A-1, (ii) Sublandlord has no knowledge of any claim by Master Landlord that Sublandlord is in default or breach of any of the provisions of the Master Lease, and (iii) to Sublandlord’s knowledge, Sublandlord is not in default or breach in any material respect of any of the provisions of the Master Lease. Sublandlord represents and warrants to Subtenant that a true and correct list of the Existing Subleases is attached as Exhibit A-2 and the Existing Subleases are in full force and effect and there have been no amendments, modifications or supplements to the Existing Subleases except as list on Exhibit A-2. Sublandlord represents and warrants that it has not previously granted and shall not grant use of the Sublease Premises to any other parties or occupants except for the shared use of the Shared Areas and common areas identified on Exhibit B by other subtenants. Sublandlord agrees not to modify any of Existing Subleases in a manner that extends the term thereunder or otherwise adversely affects the rights of Subtenant without Subtenant’s prior written consent, in Subtenant’s sole and absolute discretion.

Each party hereto represent to the other that it has the authority and power to enter into this Sublease, to perform its obligations under this Sublease and to complete the transactions contemplated by this Sublease.  Each party hereto represent to the other that it has taken all action necessary to authorize the execution and delivery of this Sublease and the performance by such party of its obligations under this Sublease.  Each party hereto represent to the other that this Sublease has been duly executed and delivered by such party and constitutes a valid, binding and enforceable obligation of such party, subject to receipt of the Consent. Except for the Consent, each party represents to the other that it is not required to obtain any consent, approval or authorization from, or to make any filing with, any person (including any governmental authority) in connection with, or as a condition to, the execution and delivery of this Sublease or the performance by such party of its obligations under this Sublease.

5.18Termination of Master Lease: Sublandlord agrees not to terminate the Master Lease voluntarily or modify the Master Lease without Subtenant’s prior written consent, in Subtenant’s sole and absolute discretion. Subtenant and Sublandlord will each refrain from any act or omission that would result in the failure or breach of any of the covenants, provisions or conditions of the Master Lease on the part of the Tenant under the Master Lease; provided that Sublandlord shall have no liability to Subtenant for the failure of Subtenant to perform its obligations under this Sublease, including those obligations incorporated from the Master Lease.

5.19Master Landlord’s Performance: To the extent that the provision of any act with respect to the Sublease Premises or the Building is the responsibility of the Master Landlord, (collectively, “Master Landlord Obligations”), upon Subtenant’s request, Sublandlord shall make commercially reasonable efforts to cause Master Landlord to perform such Master Landlord Obligations.

5.20Building Access. Subtenant shall have access to the Building and the Premises twenty four (24) hours per day, seven (7) days per week, subject to full or partial closures which may be required from time to time for construction, maintenance, repairs, actual or threatened emergency or other events or circumstances which make it reasonably necessary to temporarily restrict or limit access by Master Landlord pursuant to the Master Lease.

5.21Exhibits.  All Exhibits and Schedules attached to this Sublease are hereby incorporated herein.

[Remainder of Page Intentionally Left Blank]

Exhibit 10.9

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed the day and year first above written.

SUBLANDLORD:ADURO BIOTECH, INC.,

a Delaware corporation

By:  /s/ Blaine Templeman

Name:  Blaine Templeman

Title:  CAO & CLO

SUBTENANT:PERFECT DAY, INC.,

a Delaware corporation

By:  /s/ Ryan Pandya

Name:  Ryan Pandya

Title:  Co-Founder and CEO

List of Exhibits

Exhibit A-1 – Redacted Copy of Master Lease

Exhibit A-2 – List of Existing Subleases

Exhibit B – Floor Plans of Sublease Premises

Exhibit C – Form of Letter of Credit

Schedule 3.6-1 – List of Building Services

Schedule 3.6-1 – List of Optional Building Services

Schedule 4.4 – List of Furniture

[See attached]

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